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                    [ROCKBAY PROPERTIES II, LTD. LETTERHEAD]


SEPTEMBER 22, 2000

TO:               BOARD OF DIRECTORS
                  PANCHO'S MEXICAN BUFFET, INC.
                  3500 NOBLE AVE.
                  FT. WORTH, TX  76111

FROM:             STEPHEN "DUFFY" OYSTER
                  PRESIDENT BAYSHORE PROPERTIES, INC.
                  GENERAL PARTNER FOR
                  ROCKBAY PROPERTIES II, LTD.

We are pleased to make the following offer to the shareholders for all of the stock of Pancho's Mexican Buffet:

PURCHASE PRICE:            $5.00 PER SHARE @1,470,000 shares=$7,350,000 Cash

FEASIBILITY PERIOD:        60 Days

CLOSING:                   30 Days after feasibility period ends

This purchase price represents a 49% premium to the current market value ($3.37 close on 9/22/00) of the stock. We feel this is an exceptional offer and is in the best interest of the shareholders. Wells Fargo Bank will be providing financing for the purchase.

Please respond as soon as possible. If you have any questions, please contact me personally at (512)789-4000.

Thank you for your consideration.





Stephen "Duffy" Oyster
President, Bayshore Properties, Inc.
General Partner, Rockbay Properties, Ltd.